AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

Exhibit 99.1

AMERICAN POWER GROUP CORP.

Moderator: Chuck Coppa
May 15, 2014
9:30 am CT

Operator: Please standby we are about to begin. Good morning ladies and gentlemen and welcome to the American Power Group announces second quarter results conference call. This call is being recorded.

I would now like to turn the call over to Chuck Coppa, CFO, American Power Group. Please go ahead sir.

Chuck Coppa: Good morning everyone and thank you for taking time to join us today. I would like to quickly read the safe harbor statement. With the exception of the historical information described today on this call, the matters described herein today contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. Listeners are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

I would now like to turn it over to our CEO, Lyle Jensen.
Lyle Jensen: Thanks Chuck. Good morning everyone. I want to thank you for participating in this morning’s investor conference call. Our call is being held to coincide with the disclosure of our fiscal second quarter 2014 financial results released this morning.

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

For those who have not seen the release or the financial statements they were distributed to all wire services and can be found on APG’s Website.

I will now turn the call back over to Chuck who will summarize the financial highlights for the 2nd quarter, then I will provide an update on our continued progress in APG’s addressed markets with added emphasis on our new APG dual fuel glider product line.

Finally one of our shareholders asked if I would address when we think revenue projections and results would become more predictable so we will attempt to address that question also.

So Chuck I will turn it back over to you.

Chuck Coppa: Great - thank you Lyle. As Lyle mentioned, everyone can access to both the press release and the 10Q that was filed today on our web page as well as the SEC’s web site.

Our quarterly financial result press releases are very detailed so I am just going to point out a couple of highlights. During the quarter, North American vehicular revenues for the three months ended March of 2014 increased $272 thousand or over 300% to about $360 thousand as the early adopter customer phase continues to grow.

Today, we have shipped over 200 dual fuel vehicle conversion systems in North America since 2012. As Lyle will point out later, during the quarter our dual fuel glider was named one of the top 20 products in 2014 by Heavy Duty Trucking magazine. We are very pleased with this honor.

And lastly, our North-American oil and gas drilling revenues for the three months ended March 2014 were approximately $835 thousand or 142% higher than drilling revenue a year ago. The results for the three months ended March 31, 2013 included approximately $1.3 million or 70% of the quarterly revenue associated with an oil and gas conversion order relating to the full turnkey conversion of multiple engines in the high pressure

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

fracturing market. As of today, we have shipped over 335 stationary oil and gas dual fuel conversion systems since 2011.

We enter the June quarter with a backlog of more than $600 thousand of which nearly 80% relates to dual fuel vehicular conversions.

As of today, we have approximately $1 million dollars of cash in the bank, $1.3 million in receivables and we still believe that based on the available resources we have today anticipated future availability under our credit facility and our fiscal 2014 plan that Lyle will provide some now, that we believe we have adequate resources to continue executing the business plan as we move forward into the second half of fiscal 2014.

With that Lyle I will turn it over to you.

Lyle Jensen: Okay, appreciate it Chuck. Well let’s go ahead and start talking through the addressable markets. We will start with North American stationary which is comprised primarily of APG conversions for the oil and gas industry. We’ll break that down into basically three segments (1) 1,500 horsepower engines or what we call the drilling segment; (2) 2,250 high horsepower engines which relates to the high pressure fracking segment and (3) a new segment I will talk about today which is the less than 500 horsepower engines which gets us into the pump jacks and the blender segment. We will start with the drilling segment revenue which is the 1,500 horsepower engines.

As many of you may know, it was reported by many public oil and gas companies that January and February were brutally cold months and we saw many rigs idle due to the weather. Our drilling revenue was slow until late February and then it picked up.

We had a nice recovery in March and as was reported our drilling revenue for the quarter ended at $835 thousand which was 142% higher compared to the Q2 drilling revenue for a year ago. This was a nice increase even though almost half the quarter was idled.

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

In regards to the high horsepower 2,250 segment we didn’t have any fracking revenue during the 2014 second quarter.

A couple of points I’d like to clarify for everyone is the $1.3 million frac order we had a year ago was unique in a couple of different ways. This situation was the first time we have ever had a customer want us not only to do the dual fuel conversion but also to purchase and install the catalytic converters for a full turnkey installation. As a result, the purchase price for us was almost two times the norm for that number of trailers. So on a normal basis the $1.3 million order would have been around $650 thousand and we haven’t had any bids where we have been asked to bid a full turnkey fracking conversion.

Secondly as we learn more about the high horsepower frac segment, the timing of orders, it is going to be a little more choppy than drilling, primarily because the industry doesn’t allow us to convert the units in the field due to the high pressure safety issues. This restriction doesn’t occur in the 1,500 horsepower drilling engine segment where we convert on site virtually every month of the year. We have increased our marketing focus to determine when frac rigs are coming out of the field as in the case of an overhaul maintenance which typically happens every nine to twelve months and would present the perfect time for a dual fuel conversion to occur.

So even though we didn’t have a frac rig conversion in the second quarter, we have bid a new frac customer and have bids out for follow-on opportunities with several of our existing customers.

The newest oil and gas segment that we are looking at is the smaller, less than 500 horsepower engine segment which is used for pump jacks and blender pumps. We weren’t even addressing it a year ago but saw an opportunity and went out and got the EPA Memo 1A testing behind us so that we could legally comply with EPA requirements to sell into this market. We had $200 thousand of revenue in the quarter this year compared to zero a year ago. We currently have bids of over $1 million for the balance of the year so we are excited about seeing this new end market pick up and grow.

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

On top of the existing markets we are working many exciting development projects in the oil and gas industry which we believe will open up additional new commercial markets to us. I have got four I am going to quickly mention.

Using wellhead gas on the frac engines is still under test and they are trying to find a way to provide adequate volumes of the wellhead gas to fuel the 12 to 20 frac trailers at the same time. We literally can suck the pipeline dry of fuel so we have got to find a way to either store it or compress it. We are working with gas experts in the field to take a look at several potential available solutions. Right now, we use it on drilling rigs about 65%+ of the time because they are typically running three engines versus the 12 to 20 engines on a frac rig.

We are also testing LNG which is in the early adopter phase in the oil and gas fields. We continue to work with some of the top oil and gas equipment companies in the world to baseline LNG usage and we believe that with some further definition and development that we will see LNG become fully adopted in the oil and gas fields going forward. This is important because there is many areas where the rig is not accessible to either pipeline gas or wellhead gas given they are in the more remote areas of the oil and gas fields.

We are also working on two new regions which we believe represent significant opportunities for us, the Bakken Range in North Dakota and stationary applications in California. The Bakken fields are one of the fastest growing oil producing areas in the country, second only to Texas. We have previously talked about the pending stricter emission regulations in the Bakkens relating to the flaring of wellhead gas in the region. Despite the fact the wellhead and flared gas has marginal BTU values, they have got to find a home for it in the near future or start to pay a penalty. We have three conversions planned for this summer and are currently working with several gas technology companies to test the removal of the heavy gasses to produce an acceptable BTU gas for stationary vertical use.

I just got off a phone call this morning with an oil and gas company that again sees dual fuel as a solution up there so they are looking at building a LNG station - or a LNG liquefaction facility. We know of another company looking at the Bakken flare gas situation who claims to have a technology that can take the flared gas and make it usable for both stationary and vehicular use which would be huge up for us in the Bakkens.

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

In California, we have both oil and gas and agricultural irrigation opportunities. We have just one of our private label customers who just achieved CARB (California Air Regulations Board) certification for our product which will open up that market for them and we are currently working with the CARB officials on several other key engine approvals for the State of California. California is a huge market that we previously could not address until we had better sense of what it would take to achieve CARB certification for our technology. Today we are exploring several alternative paths to satisfy the CARB requirements.

Let’s move from stationary into international. During the quarter, we shipped $65 thousand to 7-Up in Africa for fork truck conversions. Bid opportunities for both vehicular and stationary have increased dramatically in the Caribbean and South America where we are forecasting orders in Q3 and Q4. We were just advised yesterday of a pending, sizeable, early adopter international order with a global leader in the building materials industry. This opportunity is already potentially going to allow us to expand into three additional countries where this customer has sizable operations. We are optimistic that if the three countries work out well, this is a progressive global leader that we think we could expand across the world.

Our qualification testing in Turkey continues. We are working through our in-country dealer/installer Habas and a local university to qualify our technology for sale in Turkey to the equivalent of the Department of Transportation for the country of Turkey. We expect to have one of the first approved dual fuel systems that could be installed in Turkey.

We also have several other countries that we are getting close to signing up additional authorized dealers. The one I think we will probably be able to announce here fairly soon is a very impressive dealer, installer in Colombia.

Additionally, we are evaluating an international opportunity to get into the Marine industry. We have begun discussions on a developmental relationship that would include APG’s dual fuel capabilities in a variety of marine vessel as well as diesel stationary port applications in Europe. It is a very impressive group that we have been asked to join which includes both academia and noted European natural gas companies. Europe

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

is much farther ahead at this point in time than the United States and this would be a great opportunity for APG to become part of a dual fuel solution.

Now let’s go to our largest market which is the North American Class 8 Heavy Duty Market. Here we are developing two revenue product lines - first being the dual fuel conversions of existing fleets and then secondly the introduction of the new APG dual fuel glider.

Some highlights for the second quarter. We are very pleased to report that our North American vehicular conversion revenue for the three months ended March 31, 2014 increased 312% over the prior year. We believe that is again reflective of the growing number of early adopter customers that we are getting to place their evaluation orders.

During the quarter we shipped 34 systems and added another 46 systems to backlog. Those 80 units were 13 times higher when compared to the 6 systems we shipped or put into backlog for the same period a year ago. As Chuck mentioned, we have shipped as many year-to-date this year as we did all of 2013 and 6 times more than we did in 2012. We believe the trucking industry as compared to the oil and gas industry is a couple of years behind in their adoption or recognition of the opportunities we have in dual fuel.

During the second quarter, our dual fuel glider solution was named a 2014 top 20 product by Heavy Duty Truck Magazine. Through our WheelTime authorized dealer network and associated partnerships, we are experiencing an increase in requests for test drives, increase in glider quotations and an expected quicker ramp in dual fuel orders which will add to APG’s revenue growth for the second half of the year. During the quarter, the Wheel Time Network has been booking three to four new early adopter customers each month. Even though many of those are one or two evaluation units this is a growing and creating what I consider to be in a very, very important customer depository of opportunities that will create the foundation for accelerating adoption later on.

Regarding our dual fuel glider for those that don’t know what a glider kit is, a glider kit is typically a new Class 8 model truck built from the ground up with a new frame and cab but utilizing an older model year completely

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

rebuilt factory warrantied engine. While assembling the glider an APG dual fuel system can be added to the rebuilt engine to make it a dual fuel glider.

A glider typically cost 25% less than a new diesel truck, maintenance costs are up to 70% less than a new diesel truck and the operator can begin realizing the net fuel savings of dual fuel from day one.

One of our customers who has just tripled the number of dual fuel gliders he owns also noted that an APG dual fuel glider is almost 1,000 pounds lighter in weight than a new SER diesel truck engine. As you can imagine, weight is very important to a trucker and our dual fuel glider solution has allowed him to actually carry more revenue producing weight as compared to his competitors. So we think APG’s dual fuel glider is one of the lowest cost of ownership vehicles on the road and we are in the process of marketing and educating the field to understand that.

The current glider industry reportedly produces around 3,000 diesel gliders per year. When you add the benefit of APG’s dual fuel solution to it several of the larger glider suppliers believe they can double their business for the next several years.

So during the past quarter, we presented our dual fuel glider to over 100 different customers though the Wheel Time Network, including five of the top fifteen “for hire” fleets which cumulatively have over 45,000 trucks on the road. We have been advised this week that one of these fleet operators intends to issue an evaluation PO this month for two units. During the balance of fiscal 2014, we expect to conduct numerous additional test drives and are targeting to sell several hundred gliders as we discussed in our last conference call.

I think we are off to a great start towards achieving that goal. I will give you a couple of examples of trends we are seeing with glider customers. We have one customer who ordered an initial order of ten dual fuel gliders and after just three months of running them has indicated that he is getting ready to order another 20 so he will have a total of 30 dual fuel gliders on the road.

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

We have a second customer who ordered one dual fuel glider six months ago. He ordered 14 a month ago and has just advised us they are planning on purchasing another 15 which again which would put that customer at 30 APG dual fuel gliders in their fleet.

Finally, this last week we had a dual fuel glider that was tested on the road just for a week with a very high-profile mid-west customer. On last Saturday, he indicated that he is delaying and potentially going to cancel his purchase of dedicated natural gas trucks and order a dual fuel glider because of their first impressions of the dual fuel glider.

Our dual fuel glider for many of these fleet owners is important because they can enjoy the benefits of our dual fuel savings on a new “completely rebuilt” engine on day one instead of dealing with the EPA two-year waiting period for “new engine” commercialization because it has an approved EPA OUL engine under the hood. In most cases, these rebuilt engines are either pre-EGR engines or EGR engines which are all part of the industry leading 453 engine families that we have already approved. We haven’t yet come across a potential dual fuel glider out there that has a rebuilt engine that we don’t have EPA approval for so we are truly excited about our dual fuel glider market niche. We are seeing some great early acceptance and we believe it has got exciting potential as we go forward.

Now let’s try to address the shareholder’s question on when will APG’s quarterly results and future guidance become more predictable. It’s kind of a loaded question but it deserves an honest answer. So the honest answer right now is we still believe we have a ways to go on predictability because of all of the moving pieces when it comes to the unknown customer purchasing patterns, the various customer evaluation cycles, the timing of EPA/CARB approvals for the newer engines and the impact on non-APG variables such as fill station accessibility.

I attended and spoke at the ACT Expo last week and there was a panel of dedicated natural gas executives from Freightliner Volvo, Mac, Kenworth and Peterbilt that I thought did a great job answering a similar question on their estimate of timing for full adoption of dedicated natural gas engines and trucks.

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

They said there has really been four customer phases to the adoption of natural gas engines. The first being Pioneers that can become an Early Adopter which transitions into a third - something they called Early Growers which we have started to use because it makes sense and then fourth is Full Adoption. They told the audience that advancing through each phase of the customer’s evaluation process improved their understanding of customer purchasing patterns which positively impacted their predictability of full adoption.

They stated the obvious that Pioneers and Early Adopters by definition are more sporadic and unpredictable but then pointed to their refuge industry experience that has entered full adoption with the 8.9 liter engine.

So they concluded that the 8.9 liter engine is good for the refuge industry but it has been underpowered for the over the road. They remain very disappointed that OEM’s have discontinued efforts on the 15 liter engine for the heavy load guys but noted the new 11.9 liter that came out last August is showing great potential for the Class 8 guys. They are predicting full Class 8 adoption by 2017, 2018 and are projecting by 2020 achieving a 10% market share or 25,000 trucks a year of the estimated 250,000 new diesel trucks sold.

From our perspective, we concur with their phasing assessment as we are heavily into what seems like a perpetual early-adopter phase which is very unpredictable and taking longer than expected to evolve into a reasonable level of predictable customer purchasing patterns due to the conservative nature of the trucking industry who has heard and seen it all over the years.

From a timing standpoint I’d like to give you a quick example of one situation that I personally have lived with and again one that is going to have a good outcome to it. We have a recent example where a CFO from a high profile company in Oklahoma contacted Oklahoma based Love’s Travel Stops regarding interest in natural gas fueled vehicles.

Love’s recommended that they talk to APG because they were talking about conversions of their existing fleet. We had our first meeting in late January, early February and we provided bids - we worked with them - we have bugged them a couple of times but we have to, you know, wait patiently for their capital expenditure decision as most of these decisions are cap-ex decisions. I am pleased to report that we got a call last week

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

and they decided to convert five of their existing units to APG dual fuel systems and also buy four new APG dual fuel gliders for delivery this summer. They will end up testing both of these groups for three to four months and then decide on their follow-on steps.

So even though it took five months to book the initial order, for me anyway, it establishes a high profile anchor customer in Oklahoma and this is a great region where Love’s is quickly expanding their CNG fill station infrastructure. They have got 12 sites now and they have a rollout where they are really growing CNG in the Oklahoma and Texas circle so we will work closely with this customer and support them over the coming months but as far as follow-on orders it will probably be the late summer/early fall before we actually see what their purchasing pattern begin to form.

So from a predictability standpoint we think our primary focus has to be to continue to increase the number of early adopters we bring onboard. We are trying to complete the evaluations with as many customers as possible, as quickly as possible and then again trying to find a way to encourage and but not push a trucker to make a decision so we get some more predictability on the follow-on work.

We have identified and we are tracking $5 to $7 million of near-term revenue opportunities for the second half of the year as compared to $3 million for the first half so we are expecting a strong second half. The lower end of that range would still allow us to meet our stated EBITDA cash flow break-even objective.

We again advise our listeners and our investors that this range still remains a moving target but we believe it is on the good side of life based on the evaluation results that are coming out of the field. Again, I can’t underscore the sheer magnitude of the addressed market which is measured in the hundreds of millions on the stationary side and billions on the vehicular side. We don’t need to own either to be very successful. Every single week we have new customers call us and say, “We have heard a lot about your dual fuel conversations, can you tell us more about it?” I spent an hour on the phone yesterday with a CEO of one of the top ethanol companies in the United States and it looks like we will walk away from that with at least a couple of early adopter trucks for them to consider.

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

So it happens every day - it is happening every week - it is happening every month. It’s all about timing folks which is not unusual when one is pioneering a huge new market as we are. Each day our crystal ball will become clear but for the near term, shipments and backlog with be the name of the game.

We believe the number of early adopter customers we have in backlog in September will important as it will provide us with better insight of what to expect going forward. So I have told a couple of people that personally I would rather have a $8.5 million revenue year with 100 early adopter customers in backlog versus a $9.5 million year with only 50 early adopter customers.

So in closing, I think everybody understands APG and the overall vehicular industry is in the developmental stage and we really need all aspects of natural gas fueling, natural gas storage and tanks and whether it be dedicated or dual fuel engines all of this has got to work together. It has got to be a hassle-free to a customer and when it is all said and done we have to deliver a lower total cost of ownership to customers to gain full adoption. We believe that from a dual fuel perspective, APG is in the strong leadership role and we look forward to continuing to grow our customer and revenue base over the coming quarters.

I am going to close with some interesting facts from a recent survey with the officials of many of the state trucking associations completed by NGV (Natural Gas Vehicle) Today, a very competent online and fully informed online newsletter. They just reported last week that 85% of the state officials responded that interest in natural gas vehicles is being reported as of increased importance and interest to their membership.

They went on then to cite what they thought the top three stated barriers to adoption. First, 95% of the respondents thought that high cost of purchasing a new natural gas vehicle was a barrier. We hear it all the time which is why we point out that our APG dual fuel solution offers a fleet owner a much lower cost of entry into the natural gas world than a dedicated natural gas vehicle.

Secondly, about 90% pointed to the lack of on route natural gas stations. As we talked about that continues to be our number one barrier but one that is being addressed almost daily by the infrastructure people. We

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

are seeing a dramatic increase in CNG stations coming on line so this year and there numerous available LNG stations that can come on online as we start to fill in the dots.

We still believe our universal design and our lower cost of ownership is better than any of the other business model out there. We continue to work with our WheelTime Network members and partners to educate the market on the benefits of APG’s dual fuel solution. It’s interesting that after our speeches and panel discussions and so forth it at the Alternative Clean Transportation show last week in California, we still have a lot of industry leaders that are really - only for the first time starting to understand how dual fuel could work in the overall macro market. The gratifying and exciting part is that they are concluding that the APG system a part of the overall vehicular natural gas initiative and simply makes a lot of sense given the flexibility and simplicity of our design. So with that let’s turn it over to the Q&A session and take some calls.

Operator: If you would like to ask a question please signal by pressing star one on your telephone keypad. If you are using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment.

Once again that is star one to ask a question and we will pause for just a moment. And our first question today comes from Jim McIlree with Chardan Capital.

Jim Mcilree: Yes, thank you good morning.

Lyle Jensen: Good morning.

Jim McIlree: Can you talk about the size of the under 500 horsepower market and when the products are going to be ready to test or deploy and when you think you might be generating revenue from that segment?

Lyle Jensen: Well we are already, as we have our EPA Memo 1A approvals already in place. We shipped about $200 thousand this quarter which was our first quarter for both of the pump jacks blender. Probably more importantly

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

is that we have a million dollars of outstanding bids and we just booked another 20 systems this week. Our customer is talking about ordering another 50 more in the coming weeks.

These conversion systems are in the $7 - $9 thousand range because of lower horsepower and at this point in time we continue to accumulate market data to better understand the magnitude of the opportunity for our dual fuel solution. We have heard through our private label group that they trying to do hundreds, in the 400 to 500 per year range. As it relates to the pump jacks, we believe there are thousands out there that could be converted, while on the blender pump side that is going to be more engine specific. Our Wheel Time Network members are very familiar with the MTU Detroit Diesel engines, including the series 60 engine which represents a lot of the blender pumps in the field. I believe we did 10 or 12 of those during the second quarter and we are starting to bid more and more of those.

Jim McIlree: In that volume - what would the gross margins be on these units - would it be equal to or greater than or less than the higher horsepower engines or vehicular market?

Lyle Jensen: Yes, while they’d be in line with our overall margins above 40% they would be less than the frac and the drilling segment which is in the mid 40’s.

Jim Mcilree: Great. Thank you very much.

Operator: Next we will move to Jinming Liu with Ardour Capital.

Jinming Liu: Good morning. Thanks for taking my question.

Lyle Jensen: Good morning Jinming.

Jinming Liu: Yes, you’ve talked a lot about the glider - the success of the glider. Can you give us a breakout between traditional conversion and glider conversion sales for both the quarter just ended and your backlog entering to the next quarter?

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

Lyle Jensen: During Q2 it was about 50/50 as far as conversions versus glider business. As far as Q3 and Q4 I’d say we have more outstanding quotes for conversions today because we have been at that a year longer. With that said, I think quotations right now aren’t necessarily going to dictate the entire story during the coming quarters. It makes sense to us that if we can get dual fuel into a brand new truck via a glider and don’t have to wait the two years for the traditional conversion that a lot of customers are going to seriously look at both options as part of their transition plan to natural gas. I think in 90 days from now when we talk again we will probably be talking about that glider quotations have increased dramatically and that there is a quicker adoption of gliders than there is of conversions mainly because of this ability to deliver a low cost truck that can deliver high fuel savings in a brand new truck.

Jinming Liu: Okay, how many gliders orders in your backlog? Is that the 46 systems you mentioned earlier?

Lyle Jensen: Yes, 46 systems are in backlog and I believe that approximately 80% to 90% are for traditional conversions right now.

Jinming Liu: Okay, my other question relates to the financing for conversions. How has customer acceptance been of the financing arrangement you announced not long ago?

Lyle Jensen: So far it has been primarily conversions, not gliders at this point because usually if you are buying a new glider you may be going through a Freightliner dealer or someone else who is actually financing the total truck. VFG Energy has seen most of the interest so far focused on conversions. Based on my last conversation with the VFG Energy guys, they were evaluating 10 to 12 customer credit applications covering 175 to 200 trucks. Hopefully we will see that start to roll out this next quarter.

Jinming Liu: So hopefully if they pass the credit test those quotes can turn into your revenue in the next few quarters?

Lyle Jensen: Yes, that is correct.

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

We actually have several members of VFG’s senior management coming out to our facility next Monday to tour our facility because again it appears that the rate of applications is going to increase dramatically and they want to be sure they truly understand everything about APG. We are right now geared to be their number one product offering and it could get much larger its great they are coming out to see us and get comfortable with the idea of APG becoming a larger percent of their overall portfolio going forward.

Jinming Liu: Okay, staying on this subject. How long is the process, from say application to the completion of the conversion?

Chuck Coppa: Jinming this is Chuck. I think that depending on the credit worthiness of the customer, you are probably looking at a week to ten days to go through the credit check process and then as we have said in the past a typical installation for taking a couple of days. So, I mean once they have made the decision, as Lyle was pointing out we would expect it to be a pretty quick process to go from credit approval to installation of the vehicle, depending on geographics and who is doing the installation.

Jinming Liu: Okay, now you mentioned you would like to see more early adopters this year. Is it possible to share with us the number of all adopters you have right now?

Lyle Jensen: Right now it just went over 50.

Jinming Liu: Okay, got that. Thanks a lot.

Operator: And our next question comes from Jeremy Hellman with Avenue T Fund.

Jeremy Hellman: Hi, good morning guys.

Lyle Jensen: Good morning Jeremy.

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

Jeremy Hellman: I just wanted to clarify something. One thing I picked up on in a couple of your recent press releases was where you talked about some of the recent Wheel Time sales were fulfilled from existing WheelTime inventory, is that correct?

Lyle Jensen: Correct.

Jeremy Hellman: Can you please provide some insight as to how those shipments factor into how many kits they have on the shelf from you and after delivery of the order did they turn around and order more? For example, if they sold 15 did they say, “Okay, well that was the 15 we had on the shelf. We could have sold more so let’s order 30 from APG next time,” can you give me a little bit of color on that?

Lyle Jensen: Do you want to take it Chuck or do you want me to take it?

Chuck Coppa: You may remember back in April - back in August of last year we announced an 80 piece order through Irvin Equipment which is working with the WheelTime Network. Since August, Clark Power one of the lead WheelTime members in particular has been working through the inventory of vehicle conversion kits. We believe that today their inventory is probably down to 10 or 15 systems so with some of the new and follow-on opportunities that Lyle discussed earlier we would expect to start seeing restocking orders coming in soon to meet the demand of some of the customers that are being identified at multiple unit orders here today. But we do expect to see and I love it, you know, our distributors stocking inventory to be more opportunistic as we continue to create demand.

Jeremy Hellman: Okay, thanks for that. So the 46 that you talked about in backlog, are those set for direct shipment to customers or are those replenishment units.

Chuck Coppa: These are new direct to customer, revenue producing orders.

Jeremy Hellman: Okay, great. All right, thanks guys.

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

Operator: And next we will hear from Ross Kaminsky with Objective Investments.

Ross Kaminsky: Good morning guys.

Lyle Jensen: Good morning Ross.

Ross Kaminsky: This may be a little bit further than the already cloudy crystal ball can look but in the long run what do you see as the balance between domestic business and international business for the company overall?

Lyle Jensen: Well you ask the loaded questions. Again, our investments to date have clearly been made with the significant North American market opportunities in mind because we believe EPA regulations is a huge barrier to competition so we wouldn’t have done what we have done, both stationary and predominantly vehicular if we didn’t think the North American market was going to be an absolutely dominant part of our future.

We have been very selective on our international business because we are trying to keep our breakeven low until our domestic business picks up. I clearly believe that as we get more of North America into the early grower and full adoption phases, we will begin devoting more resources to the international markets. So in my five year vision, we will be selective in the international markets we enter but I think within the next two years you will see us begin to invest much more heavily into people and travel. Cumulatively, the International market is every bit as large as the US market.

Ross Kaminsky: Thanks for the answer and thanks for all your hard work guys.

Lyle Jensen: Thanks Ross.

Operator: And just as a reminder it is star one to signal for questions today. That is star one. And our next question comes from James Wirth with JTW Capital Management.

James Wirth: Good morning gents.

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

Chuck Coppa: Good morning Jim.

James Wirth: You mentioned one other thing I wanted to clarify that in the Bakken Field the flared gas is becoming a - I believe the word you said was an environmental nightmare to the people around there and that using APG’s dual fuel solution could dramatically help from both an environmental as well as an economic perspective. Am I right?

Lyle Jensen: Well yes, we do but again Jim first you have got to get it to a usable gas to even allow the APG system to operate which is the challenge right now. The Bakkens generate such a hot gas or heavy gas, the ethane’s and the propane’s are so heavy that they need to be stripped to get it back to a methane based natural gas fuel necessary to maximize the benefits of APG’s dual fuel.

So the motivation is that by 2016, they have to quit flaring or they are going to have to start to pay penalties, so they have got a huge economic incentive to cut flaring. The companies we are working with right now are saying, “Hey, we think we have a process to remove the ethanes and the propane’s and make this usable “natural gas,” and so we are working with those companies. We are also working with other companies who are saying, “We are not even going to mess with it, we are going to go ahead and liquefy the natural gas up here and we will strip it, clean it up, freeze it and we’ll sell it as LNG.”

So and if we get to that point then you have the opportunity on top of the significant economic savings to reduce CO by 80%, NOX by 25% to 30%, particulate matter by 20% to 30% so it is huge.

Someday I predict that the Bakken opportunities will be just as large as what we do in Oklahoma and Texas today.

James Wirth: Oh, I wouldn’t doubt it but can you tell me one thing about that 2016 deadline. Was that instituted by the EPA or the State of North Dakota?

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

Lyle Jensen: I don’t know who originated it but both are involved.

James Wirth: Yes, okay.

James Wirth: I see - I was thinking it was North Dakota state. It might be a little less onerous but probably not. Anyway, thank you guys for - what I think is under the circumstance is a very good first half of the year and I look forward to what I know will be a much better second half.

Chuck Coppa: Thanks Jim.

Operator: And next we will move to Dick Feldman with Axiom Capital.

Dick Feldman: Yes, thanks for taking my call. I wonder if you can compare the economics of buying a new, dedicated natural gas truck versus your conversion kits and gliders.

Lyle Jensen: Our dual fuel conversion kit will run you about $28 to $32 thousand, “all in” including tanks which will provide an 18 to 20 month payback if you are driving 100 to 120 thousand mile per year which is not unusual for many of the Class 8 guys.

If they finance it through our VFG Energy partner, they will start to save $1,500 to $2,000 a month in fuel savings. Their lease payment under a 48 month lease with a dollar buyout would probably be in the $750 to $850 range so you could literally get positive cash flow per truck the very first month of ownership. And for a few thousand dollars we can pull off the tank and our system and put it on another approve engine vehicle in your fleet.

On the new truck side, probably the only fair comparison would be a dedicated natural gas versus diesel versus a glider. So for the 11.9 liter - again haven’t looked at it lately but with all the bells and whistles you are still around say $160 to $180 thousand for a new dedicated natural gas truck. You might be in the $100 thousand

AMERICAN POWER GROUP CORP.
Moderator: Chuck Coppa
05-15-14/9:30 am CT
Confirmation # 2156307

range for a new glider, pre-dual fuel as compared to a new a new diesel truck which could run you $120 to $140 thousand depending on configuration.

Dick Feldman: Okay, one other question. I missed the early part of the call so this may have been asked - do you do anything in the construction industry with Ready-Mix trucks?

Lyle Jensen: We are bidding some and about ready to begin evaluation testing this summer and we will see how that goes.
Dick Feldman: Okay, thank you. That is all I have got.

Lyle Jensen: Thanks Dick.

Operator: And that does conclude today’s question and answer session. Mr. Jensen I will turn the call back to you.

Lyle Jensen: Okay, well I appreciate again everybody’s interest, good questions and we look forward to talking again here on our Q3 results.

Operator: That does conclude today’s conference. We appreciate your participation.

END